Exhibit 99.1

       ITXC CFO Ed Jordan Steps Down to Assume Role at Flarion;
      Vice President Finance Anthony Servidio to Replace Jordan

    PRINCETON, N.J.--(BUSINESS WIRE)--Dec. 8, 2003--ITXC Corp.(R) (NASDAQ:ITXC), which recently signed a definitive agreement to be acquired by Teleglobe International Holdings, Ltd., announced today that its Chief Financial Officer, Edward B. Jordan, will resign effective December 31, 2003. Anthony Servidio, who is currently ITXC's Vice President, Finance, will replace Jordan as CFO, beginning January 1, 2004. Jordan leaves ITXC to join Flarion Technologies, Inc. as its Chief Financial Officer. Jordan was a founder of ITXC and has served as an executive officer and director of ITXC virtually since its inception. He will remain a member of ITXC's Board of Directors.
    Servidio will serve as ITXC CFO through the closing of the Teleglobe transaction. As the Company previously announced during its third quarter conference call, upon closing, Rick Willett, who is currently the principle financial officer of the Teleglobe group of companies, will continue in that capacity with the combined company. The transaction is expected to close in March 2004, assuming receipt of all necessary approvals including the approval of ITXC's shareholders and the satisfaction or waiver of all closing conditions.
    Tom Evslin, Chairman and Chief Executive Officer of ITXC, said, "Ed has made extraordinary contributions to ITXC. He assisted us in two rounds of venture financing, as well as our successful public offerings in 1999 and 2000. As a founder and operational CFO, he brought us from a startup to our position as one of the leading carriers in the world with relationships in more than 175 countries without incurring the excessive debt, which destroyed so many other new and established carriers. Our strong cash position today is a tribute to his talents.
    "Ed worked tirelessly through the process of considering strategic alternatives and was essential in completing the definitive agreement with Teleglobe even though he knew that the transaction would result in the elimination of the position of ITXC CFO. He is a very good example of a corporate officer who fulfills his responsibility to shareholders before considering his own interests. Although I am happy that Ed has found another company that can benefit from his extraordinary talents and experience, we will miss him at ITXC."
    Anthony Servidio joined ITXC in June 2000 from Call Sciences, Inc. where he was the Vice President of Finance and Administration. He has been ITXC's VP, Finance since March 2003. According to Evslin, "Tony has been instrumental in implementing and maintaining our financial controls and public reporting procedures. Additionally, he has helped to redevelop our credit policies and procedures as we have transitioned our customer base throughout 2003. Tony knows ITXC's finances, customers, and industry inside and out."
    Jordan said, "It is extremely difficult for me to step away from a company that I helped found and that has progressed so far since the days when I first joined Tom and Mary Evslin. Even though I'll be remaining on the Board of ITXC until the completion of the Teleglobe transaction, I will miss the opportunity of continuing to serve as an officer of ITXC and I will miss my day-to-day interaction with my many friends at ITXC. Nevertheless, with the Teleglobe transaction on the horizon and since Teleglobe already has strong financial management, it's time to move on. When the Flarion opportunity presented itself, I knew that it was the right position for me."

    About ITXC:

    ITXC Corp. is one of the world's leading carriers based on minutes of international traffic carried. As a carriers' carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including Intelig in Brazil, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile and Smart Communications, leading mobile carriers in their respective markets.
    ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003. ITXC was also the Fastest Growing Technology Company in North America according to the 2002 Deloitte & Touche Technology Fast 500 ranking.
    For more information about ITXC, please visit www.itxc.com.

    ITXC and Teleglobe plan to file a Proxy Statement/Prospectus with the Securities and Exchange Commission in connection with the merger. In addition, ITXC and Teleglobe will file other information and documents concerning the merger and their respective businesses with the SEC. WE URGE INVESTORS TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any offer of securities will only be made pursuant to the Proxy Statement/Prospectus. These documents will be made available without charge on the SEC's web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 1-800-SEC-0330. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.
    ITXC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by ITXC at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. ITXC's filings with the SEC also are available to the public from Commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov. or by contacting ITXC investor relations at 609 750 3333 or ir@itxc.com.
    The officers and directors of ITXC and Teleglobe may have interests in the merger, some of which may differ from, or may be in addition to, those of the shareholders of ITXC and Teleglobe generally. A description of the interests that the officers and directors of the companies have in the merger will be available in the Proxy Statement/Prospectus.


    CONTACT: ITXC Corp.
             Media Contact:
             Jennifer Cannell, 609-750-3276
             jcannell@itxc.com